Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nabriva Therapeutics plc:

We consent to the use of our report dated March 11, 2021, with respect to the consolidated balance sheets of Nabriva Therapeutics plc and subsidiaries as of December 31, 2019 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference.

Our report dated March 11, 2021 contains an explanatory paragraph that states that Nabriva Therapeutics plc has incurred recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 11, 2021